Exhibit (a)(1)(G)

FORM OF CONFIRMATION LETTER TO ELIGIBLE OPTIONHOLDERS

PARTICIPATING IN THE EXCHANGE OFFER

Date:
To:
From:	Winn-Dixie Stores, Inc.
Re:	Confirmation of Acceptance of Election Form

Thank you for your submission of the Election Form. We confirm with this letter that we have accepted your Election Form and have cancelled all of your Eligible Option Grants that you tendered for exchange. Subject to your continued employment with Winn-Dixie or one of our subsidiaries on the New Option Grant Date and the other terms and conditions of the exchange offer, you now have the right to receive New Option Grants entitling you to purchase a number of shares of our common stock as listed below at an exercise price of $             per share:

New Option Grant Date	Grant Type	Number of Shares Underlying New Option Grant
NSO
NSO

Shortly, we will be sending you stock option agreements for your New Option Grants. In the meantime, if you have any questions, please send us an e-mail at TeriPodsiadlik@winn-dixie.com.